Exhibit 21.1

LIST OF SUBSIDIARIES
OF
CROWDSTRIKE HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Crowdstrike, Inc.	Delaware
CrowdStrike UK LTD	United Kingdom
CrowdStrike Australia Pty LTD	Australia
CrowdStrike GmbH	Germany
Humio ApS	Denmark
CrowdStrike Canada ULC	Canada
CrowdStrike India Private LTD	India